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                                                                    Exhibit 11.0

                     PAMRAPO BANCORP, INC. AND SUBSIDIARIES
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 -----------------------------------------------

                                                                 Three Months Ended
                                                                   March 31, 2002
                                                              ------------------------
Net income                                                            $ 1,931,216
                                                                      ===========

Weighted average shares outstanding - basic and diluted                 2,575,849
                                                                      ===========

Basic and diluted earnings per share                                  $      0.75
                                                                      ===========